Exhibit 10.2

Execution Copy

Assumption Agreement

THIS ASSUMPTION AGREEMENT (this “Agreement”) dated as of March 31, 2023, is made by iStar Inc., a Maryland corporation (the “New Guarantor”), in favor of the holders of the Notes (as defined below) (the “Noteholders”), in connection with the merger of the New Guarantor and Safehold Inc., a Maryland corporation (the “Original Parent Guarantor”).

Witnesseth:

Whereas, the Original Parent Guarantor is party to that certain Master Note Purchase Agreement, dated January 27, 2022 (as amended, supplemented or otherwise modified from time to time, the “Master Note Agreement”), among Safehold GL Holdings LLC (f/k/a Safehold Operating Partnership LP), as issuer (the “Company”), the Original Parent Guarantor and the purchasers listed on the Purchaser Schedule thereto (the “Purchasers”), pursuant to which the Company issued and sold $475,000,000 aggregate principal amount of its 3.98% Series 2022A Senior Notes, due February 15, 2052 (the “Notes”) to the Purchasers; and

Whereas, the Original Parent Guarantor has guaranteed the Company’s obligations under the Master Note Agreement and the Notes pursuant to the terms of the Master Note Agreement (including, without limitation, the Parent Guaranty set forth therein); and

Whereas, in connection with the consummation of the Transaction, on March 30, 2023 the Company converted from a Delaware limited partnership to a Delaware limited liability company named “Safehold GL Holdings LLC”; and

Whereas, pursuant to the Agreement and Plan of Merger dated as of August 10, 2022, by and between the New Guarantor and the Original Parent Guarantor, as amended, supplemented or otherwise modified from time to time, on March 31, 2023, the Original Parent Guarantor shall be merged with and into the New Guarantor, with the New Guarantor being the surviving entity (the “Transaction”), and, as a result of the Transaction, the New Guarantor shall assume all of the rights, duties, liabilities and obligations of the Original Parent Guarantor, including, without limitation, all of the rights, duties, liabilities and obligations of the Original Parent Guarantor as the “Parent Guarantor” under the Master Note Agreement; and

Whereas, the New Guarantor, as the surviving corporation of the Transaction, shall receive direct and indirect benefits by reason of the investments made by the Noteholders under the Master Note Agreement (which benefits are hereby acknowledged); and

Whereas, in connection with the consummation of the Transaction, the New Guarantor shall change its name to “Safehold Inc.” effective upon the effective time of the Transaction (the “Effective Time”); and

Whereas, the Master Note Agreement requires, as a condition precedent to the consummation of the Transaction, that the New Guarantor execute and deliver this Agreement.

Now Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the New Guarantor hereby agrees as follows:

1.        Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings given them in the Master Note Agreement.

2.        Assumption. Upon the occurrence of the Effective Time:

(a)         The New Guarantor, as the surviving corporation of the Transaction, hereby unconditionally and expressly assumes, ratifies, confirms and agrees to perform and observe each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, duties and liabilities of the Original Parent Guarantor as the “Parent Guarantor” under the Master Note Agreement and under any documents, instruments or agreements executed and delivered or furnished, or to be executed and delivered or furnished, by the Original Parent Guarantor as “Parent Guarantor” in connection therewith, and to be bound by all waivers made by the Original Parent Guarantor as “Parent Guarantor” with respect to any matter set forth therein.

(b)        All references to the “Parent Guarantor” in the Master Note Agreement or the Notes or any document, instrument or agreement executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to the New Guarantor, except for references to the “Parent Guarantor” relating to its status prior to the consummation of the Transaction, which shall refer to the Original Parent Guarantor.

Section 3.        Representations and Warranties. The New Guarantor hereby represents and warrants that as of the date of this Agreement and the Effective Time:

(a)         The New Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Maryland, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification and good standing is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The New Guarantor has the corporate power and authority to execute and deliver this Agreement and to perform the provisions hereof and of the Master Note Agreement. This Agreement has been has been duly authorized by all necessary corporate action on the part of the New Guarantor.

(b)        This Agreement has been duly executed and delivered by the New Guarantor, and this Agreement and, as of the Effective Time, the Master Note Agreement constitute a legal, valid and binding obligation of the New Guarantor enforceable against the New Guarantor in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)         The execution and delivery of this Agreement and the performance by the New Guarantor of this Agreement and the Note Purchase Agreement will not conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the Properties, assets or operations of the New Guarantor or any of its Subsidiaries pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the New Guarantor or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of their respective Properties, assets or operations is subject (except for such conflicts, breaches, defaults, Repayment Events, Liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of (i) the provisions of the charter or bylaws of the New Guarantor or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Authority, except in the case of clause (ii) only, for any such violation that would not, singly or in the aggregate, result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any financing instrument (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such financing by the New Guarantor or any of its subsidiaries.

(d)         No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution and delivery of this Agreement by the New Guarantor and the performance by the New Guarantor of this Agreement or the Master Note Agreement, in each case, except for consents, approvals, authorizations, registrations, filings and declarations which have been duly obtained, taken, given or made and are in full force and effect.

(e)        Immediately before and after giving effect to the Transaction, no Default or Event of Default shall have occurred and be continuing.

Section 4.        Notices. The New Guarantor’s address for notices given under the Master Note Agreement is:

Address:	1114 Avenue of the Americas, 39th Floor

New York, New York 10036
Attention: Chief Legal Officer

5.        Further Assurances. At any time and from time to time, upon any Noteholder’s request and at the sole expense of the New Guarantor, the New Guarantor will promptly execute and deliver any and all further instruments and documents and will take such further action as such Noteholder may reasonably deem necessary to effect the purposes of this Agreement.

6.        Amendment, Etc. No amendment or waiver of any provision of this Agreement shall be effective, unless the same be in writing and executed in accordance with the provisions of the Master Note Agreement.

7.        Binding Effect; Assignment. This Agreement shall be binding upon the New Guarantor, and shall inure to the benefit of the Noteholders and their respective successors and assigns.

8.         Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

(b)         The New Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent permitted by applicable law, the New Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.        The parties agree to electronic contracting and signatures with respect to this Agreement.  Delivery of an electronic signature to, or a signed copy of, this Agreement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the New Guarantor or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to any document, the New Guarantor hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

In Witness Whereof, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer on the date first above written.

iStar Inc. (to be renamed Safehold Inc. at the Effective Time)

By	/s/ Geoffrey M. Dugan
Name: Geoffrey M. Dugan
Title: General Counsel, Corporate and Secretary

[Signature Page to Assumption Agreement (3.98% Series 2022A Senior Notes)]